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EXHIBIT 5.1

January 13, 2005

Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, CA 90210

Re:
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Hilton Hotels Corporation, a Delaware corporation (the "Registrant") in connection with the proposed filing of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering $50,000,000 of Deferred Compensation Obligations that represent unsecured obligations of the Company to pay deferred compensation in accordance with the terms of the Hilton Hotels 2005 Executive Deferred Compensation Plan (the "Plan"). We have examined such records and have made such examination of law as we deemed appropriate in connection with rendering this opinion.

Based upon the foregoing, we are of the opinion that, when issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or general equity principles.

This opinion is limited to the laws of the State of California.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very Truly Yours,

/s/ MORGAN LEWIS & BOCKIUS LLP

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  EXHIBIT 5.1